Exhibit 10.68

THE PEPSICO INTERNATIONAL RETIREMENT PLAN

DEFINED BENEFIT PROGRAM

(PIRP-DB)

As Amended and Restated

Effective as of January 1, 2010

TABLE OF CONTENTS

ARTICLE I — HISTORY AND GENERAL INFORMATION		1

ARTICLE II — DEFINITIONS AND CONSTRUCTION		3

2.01	Definitions	3
2.02	Construction	7

ARTICLE III — MEMBERSHIP		9

3.01	Eligibility for Membership	9
3.02	Admission to Membership	9

ARTICLE IV — REQUIREMENTS FOR BENEFITS		10

4.01	Normal Retirement Pension	10
4.02	Early Retirement Pension	10
4.03	Special Early Retirement Pension	10
4.04	Deferred Vested Pension	11
4.05	Late Retirement Pension	11
4.06	Accruals After Benefit Commencement	12

ARTICLE V — DISTRIBUTION OPTIONS		13

5.01	Distribution Options	13
5.02	Normal Forms of Payment	13
5.03	Optional Forms of Payment	13
5.04	Applicability of Certain Options	16
5.05	Cashout of Small Benefits	17
5.06	Designation of Dependant	17

ARTICLE VI — DEATH BENEFITS		18

6.01	Active and Retirement-Eligible Members	18
6.02	Deferred Vested Members	18
6.03	Form and Time of Payment of Death Benefits	18
6.04	Disposition of Death Benefits	19

ARTICLE VII — ADMINISTRATION		20

7.01	Authority to Administer Plan	20
7.02	Facility of Payment	20

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7.03	Claims Procedure	20
7.04	Effect of Specific References	22

ARTICLE VIII — AMENDMENT AND TERMINATION		23

8.01	Continuation of the Plan	23
8.02	Amendment	23
8.03	Termination	23

ARTICLE IX — MISCELLANEOUS		24

9.01	Unfunded Plan	24
9.02	Costs of the Plan	24
9.03	Temporary Absence of Member	24
9.04	Taxes, Etc	24
9.05	Nonguarantee of Employment	24
9.06	No Right to Benefits	25
9.07	Charges on Benefits	25
9.08	Termination for Cause; Misconduct	25
9.09	Notices	26
9.10	Plan Documentation	27
9.11	Currency of Payment	27
9.12	Governing Law	27
9.13	Exemption from ERISA	27
9.14	Exemption from Section 409A	27

ARTICLE X — SIGNATURE		29

TABLE A — CALCULATION OF PENSIONS		30

APPENDIX ERW — EARLY RETIREMENT WINDOWS		34

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ARTICLE I – HISTORY AND GENERAL INFORMATION

The Plan came into operation on and took effect from September 1, 1980, and was comprised of the “PepsiCo International Retirement Plan Trust Indenture” and the “Plan Rules”, and was later amended and restated in its entirety, effective September 2, 1982.

The Plan was further amended and restated in its entirety, effective October 1, 2003, whereupon the Plan Rules became the “Plan A Rules” (applicable to benefits funded by the Corporation’s contributions to the trust established by the PepsiCo International Retirement Plan Trust Indenture) and the “Plan B Rules” (applicable to benefits funded by the Corporation as they arise) took effect.

The Plan was further amended effective January 1, 2005, so that no person subject to taxation in the United States of America may in any way have their right to a benefit from the Plan come into existence, increase or in any way be enhanced, but instead will be determined as if they had left the Corporation and any Associated Company permanently before becoming subject to U.S. taxation.

Effective January 1, 2010 (the “Restatement Date”), the Plan A Rules and Plan B Rules were amended and restated in their entirety to form a single governing legal document, as set forth herein. The terms of the Plan set forth in this amended and restated governing legal document are known as the “DB Program” (also known as “PIRP-DB”). This amended and restated governing legal document shall apply to Members who are in Membership from and after the Restatement Date, as well as any others who claim rights from and after the Restatement Date that are derived from current or former Membership, including former Members and the Dependants and Eligible Spouses of Members and former Members. Notwithstanding any other provision of this Plan, the amendment and restatement of this Plan, the supersession of the prior documents by this Plan, and the prior existence of separate Plan A and Plan B Rules shall not at any time result in any duplication of benefits (nor shall duplication of benefits result from any other factor or circumstance related to this Plan or any prior version of this Plan).

Effective January 1, 2011, the Corporation established a new defined contribution structure under the Plan (the “DC Program” also known as “PIRP-DC”). The DC Program will benefit selected international employees for whom the DC Program has been determined to be appropriate from among—(i) employees who are on assignments outside of their home countries and for whom it is judged to be impracticable to have them participate in their home country retirement plans, and (ii) employees who are among a selected group of senior globalists on United States tax equalized packages. The terms of the DC Program are set forth in a separate governing legal document. Together, the DC Program and the DB Program set forth the terms of a single Plan.

At all times, the Plan is unfunded and unsecured for purposes of the United States Internal Revenue Code and Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The benefits of an executive are an obligation of that executive’s individual employer. With respect to his employer, the executive has the rights of an unsecured general creditor. The Plan is also intended to be exempt from ERISA as a plan maintained outside of the United States primarily for the benefit of persons substantially all of whom are nonresident aliens of the United States.

ARTICLE II – DEFINITIONS AND CONSTRUCTION

2.01 Definitions.

Where the following words and phrases appear in this governing legal document for the DB Program, they shall have the meaning set forth below, unless a different meaning is plainly required by the context:

(a) “Active Member” means a who is currently eligible to accrue Pensionable Service under the DB Program; accordingly, it refers to a Member who has been admitted or re-admitted to Membership pursuant to Article III, but who has not retired on Pension, withdrawn from or otherwise ceased to be (or to be deemed to be) in Service as an Eligible Employee, or for any other reason ceased to be eligible to accrue Pensionable Service for the purpose of the DB Program.

(b) “Actuary” means the individual actuary or firm of actuaries selected by the Vice President to provide actuarial services in connection with the administration of the DB Program.

(c) “Annuity Starting Date” means the first day of the first month for which a Pension is payable as an annuity or in any other form.

(d) “Approved Transfer” means any of the following that are initiated or approved by the Corporation or (with the approval of the Corporation) by a Member’s Employer —

(1) The Member’s transfer to employment based in the United States or its territories;

(2) The Member’s secondment to a work location in the United States or its territories;

(3) Any other change in the Member’s employment circumstances that will cause the Member to become a U.S. Person.

(e) “Associated Company” means any company or undertaking which—(i) is directly or indirectly controlled by or associated in business with the Corporation, and (ii) which has agreed, subject to the ongoing consent of the Vice President, to perform and observe the conditions, stipulations and provisions of the DB Program and to be included among the Employers under the DB Program. “Associated Companies” means all such companies or undertakings.

(f) “Corporation” means PepsiCo, Inc., a corporation organized and existing under the laws of the State of North Carolina, or its successor or successors.

(g) “Dependant” means the person who shall receive any amounts with respect to a Member’s Pension payable upon the Member’s death, in such cases where the Member’s Pension is payable in one of the forms of payment under Sections 5.02 and 5.03 that include a survivor option.

(h) “DB Program” means the portion of the Plan that provides a program of defined benefits and that is described in the governing legal document entitled “The PepsiCo International Retirement Plan Defined Benefit Program (PIRP-DB),” as it may be amended from time to time. The DB Program is also sometimes referred to as “PIRP-DB.”

(i) “DC Program” means the portion of the Plan that provides a program of defined contributions and that is described in the governing legal document entitled “The PepsiCo International Retirement Plan Defined Contribution Program (PIRP-DC),” as it may be amended from time to time. The DC Program is also sometimes referred to as “PIRP-DC.”

(j) “Eligible Employee” means an individual who the Vice President has determined—(i) is a full-time salaried Third Country National employed exclusively outside of the United States of America on the regular staff of an Approved Employer, and (ii) is not currently designated by the Vice President as in a position that can make him eligible to earn “pay credits” under the DC Program. The Vice President shall have the discretion to designate as an Eligible Employee a part-time employee who, but for his part-time status, otherwise satisfies the requirements of the preceding sentence.

(k) “Eligible Spouse” means the individual to whom the Member is married on the earlier of the Member’s Annuity Starting Date or the date of the Member’s death. The determination of whether a Member is married shall be made by the Vice President based on the law of the Member’s principal residence; provided, however, that for purposes of the DB Program, a Member shall have only one Eligible Spouse.

(l) “Employers” means the Corporation and any and every Associated Company or such one or more of any of them as the context shall determine or the circumstances require. “Employer” in relation to any person means whichever it is of the Employers in whose employment that person is or was at the relevant time or those Employers (if more than one) in whose employment he had been during the relevant period. An “Approved Employer” means an Employer that, as of the time in question, has been approved by the Vice President (and remains approved) to have its Eligible Employees become and continue as Active Members under the DB Program.

(m) “Entry Date” means September 1, 1980 and the first day of each subsequent month.

(n) “Members” means all Eligible Employees who have been admitted to Membership pursuant to Article III and who remain entitled to a benefit under the DB Program. In relation to each of the Employers, any reference to Members means those Members in or formerly in its employment. References to “Membership” are references to the status of being a Member.

(o) “Normal Retirement Age” means age 65 or, if later, the age at which a Member first has five (5) years of Service.

(p) “Normal Retirement Date” means in relation to a Member the first day of the month coincident with or immediately following the Member’s Normal Retirement Age.

(q) “Pension” means a series of level monthly payments or single lump sum payment payable to a person who is entitled to receive benefits under the DB Program.

(r) “Pensionable Service” means in relation to a Member the period, or where appropriate the aggregate of periods, of a Member’s Service as an Eligible Employee of an Approved Employer, which is counted for purposes of determining the amount of benefits under the DB Program payable to, or on behalf of, a Member. Pensionable Service shall also include any other period of employment with a member of the PepsiCo Organization or any Employer for which the Vice President determines to give credit under the DB Program to the Member. Absent special circumstances, as determined by the Vice President, such other period of such prior period of employment will only be counted as Pensionable Service if such Employer maintained a retirement plan to which it made contributions on behalf of eligible employees.

(s) “Plan” means the PepsiCo International Retirement Plan, which as of January 1, 2011 consists of the DB Program and DC Program.

(t) “PepsiCo Organization” means the controlled group of organizations of which the Corporation is a part, as defined by U.S. Internal Revenue Code section 414 and regulations issued thereunder. An entity shall only be considered a member of the PepsiCo Organization during the period it is one of the group of organizations described in the preceding sentence.

(u) “PepsiCo Salaried Plan” means the PepsiCo Salaried Employees Retirement Plan, as it may be amended from time to time.

(v) “Salary” means in relation to a Member his calendar year base pay, plus overtime pay, commission payments and amounts paid pursuant to the incentive compensation plans (annual bonus plans) of an Employer, but shall exclude —

(1) Any pay that would ordinarily qualify as Salary as described above to the extent it is earned by the Member—(i) while working for the PepsiCo Organization or any Employer in the United States, (ii) while participating in the PepsiCo Salaried Plan, and/or (iii) while a U.S. Person, and

(2) All other amounts taxable as remuneration for personal services, including amounts received or deemed received under any other pension or welfare plan maintained by a member of the PepsiCo Organization or any Employer, premium bonuses, sign-on bonus or other one-time payments, income from stock option exercises and any special allowances (whether given in respect of residence, cost of living, education, transfer or otherwise).

If a Member has Salary in accordance with the prior sentence and then ceases to be employed by an Employer (but the Member remains employed by a member of the PepsiCo Organization), compensation while employed by the member of the PepsiCo Organization that otherwise would qualify as Salary hereunder shall be considered Salary for purposes of the DB Program. In the event a Member’s Salary is paid in currency other than United States dollars, such currency shall be converted to United States dollars according to procedures established by the Global Mobility Team, or if no so such procedures exist as of the time in question, as reasonably determined by the Vice President. Notwithstanding the foregoing provisions of this definition, the Vice President may exercise his discretion to determine a Member’s Salary based on an alternative definition that is different than that set forth above.

(w) “Service” means in relation to a Third Country National (or other employee deemed an Eligible Employee by the Vice President) only the period during which such Third Country National (or such other employee) was continuously in employment (including all permissible periods of authorized leave of absence) with any Approved Employer. A permissible period of authorized leave of absence is a period of absence of not more than 12 months, unless a longer period is individually authorized in writing by the Vice President. A break in service of less than 12 months shall not be considered to have broken the continuity of a Member’s Service. Other breaks in service (including a break in service of at least 12 months and a break in service before an individual has become a Member) shall break the continuity of an individual’s Service, and employment before the break in service will only be counted as Service if it would otherwise qualify under this subsection and the Vice President approves its being counted (which approval may provide for such pre-break employment being counted as vesting Service, entitlement Service, or both). Vesting Service means Service that is taken into account solely in determining vesting, and entitlement Service means Service that is taken into account solely in determining entitlement for Early Retirement, Normal Retirement and Late Retirement.

For an individual who transfers from employment with an Employer as an ineligible Employee to the status of an Eligible Employee of an Employer, his pre-transfer period of employment with an Employer may be counted as Service only with the approval of the Vice President (which approval may provide for such pre-transfer employment being counted as vesting Service, entitlement Service, or both).

Except as otherwise provided by the Vice President, Service shall not include an individual’s periods of employment with any company or undertaking prior to it becoming an Employer or a member of the PepsiCo Organization.

No determination of an individual’s Service shall result in any duplication, and all of the DB Program’s provisions shall at all times be interpreted consistently with the terms of this subsection.

(x) “Status Change” means any change in a Member’s circumstances (other than a change in circumstances that constitutes an Approved Transfer) that will cause the Member to become a U.S. Person.

(y) “Third Country National” means any individual who is not: (1) a U.S. Person, (2) employed in his home country, (3) employed in his hire country, except as permitted by the Vice President, nor (4) accruing benefits under a retirement plan sponsored by his Employer in his home country while abroad. An individual’s home or hire country as of any time shall be the country that is designated at that time as the individual’s home or hire country, respectively, on the records of the applicable entity (which shall be the Global Mobility Team, its successor (if any) or such other group within the PepsiCo Organization that is designated for this purpose by the Vice President), or is so designated in accordance with such rules as the applicable entity shall choose to apply from time to time. The records described in the preceding sentence are intended to be maintained outside the United States of America.

(z) “U.S. Person” means: (1) a citizen of the United States of America; (2) a person lawfully admitted for permanent residence in the United States of America at any time during the calendar year, or who has applied for such permanent residence (within the meaning of United States Internal Revenue Code section 7701(b)(1)(A)); or (3) any other person who is a resident alien of the United States of America under United States Internal Revenue Code section 7701(b)(l)(A) because, for example, the person satisfies the substantial presence test under United States Internal Revenue Code section 7701 (b)(3) or makes an election to be treated as a United States resident under United States Internal Revenue Code section 7701(b)(4).

(aa) “Vice President” means the Vice President of Benefits of PepsiCo, Inc.

2.02 Construction.

(a) Gender and Number: In this document for the DB Program where the context does not otherwise determine, words importing the masculine gender shall include the feminine gender and words importing the singular number shall include the plural number and vice versa.

(b) Determining Periods of Years: For the purposes of the DB Program, any period of 365 consecutive days (or of 366 consecutive days, if the period includes 29th February) shall be deemed to constitute a year, but not so that in the calculation of a number of years any day is counted more than once. Where the amount of a benefit depends upon the calculation of a number of years or months without expressly requiring that these should be complete years or months, a proportionate amount (i.e., a number of days) may be given for any part of a year or month which would not otherwise be included in the calculation. Where the this document makes reference to months or parts of a year, or to any other period of time except a day, week or year the Vice President may authorize the period to be counted in days or complete calendar months with each calendar month counted as l/12th of a year.

(c) Compounds of the Word “Here”: The words “hereof and “hereunder” and other similar compounds of the word “here” shall mean and refer to the entire DB Program, not to any particular provision or section.

(d) Examples: Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having a similar effect, such passages of the document shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limitation on its breadth of application).

(e) Subdivisions of This Document: This document is divided and subdivided using the following progression: articles, sections, subsections, paragraphs, subparagraphs and clauses. Articles are designated by capital roman numerals. Sections are designated by Arabic numerals containing a decimal point. Subsections are designated by lower-case letters in parentheses. Paragraphs are designated by Arabic numerals in parentheses. Subparagraphs are designated by lower-case roman numerals in parentheses. Clauses are designated by upper-case letters in parentheses. Any reference in a section to a subsection (with no accompanying section reference) shall be read as a reference to the subsection with the specified designation contained in that same section. A similar rule shall apply with respect to paragraph references within a subsection and subparagraph references within a paragraph.

ARTICLE III – MEMBERSHIP

3.01 Eligibility for Membership.

Every person who the Vice President determines is an Eligible Employee shall be eligible for Membership.

3.02 Admission to Membership.

(a) Every person who was an Active Member of the DB Program immediately prior to the Restatement Date shall continue as an Active Member of the DB Program from and after the Restatement Date, to the extent such Active Membership is consistent with the provisions of the DB Program, as amended and in effect on and after the Restatement Date. In addition, every persons who was a Member but not an Active Members immediately prior to the Restatement Date shall continue as a Member of the DB Program from and after the Restatement Date, to the extent such Membership is consistent with the provisions of the DB Program, as amended and in effect on and after the Restatement Date.

(b) Every person who is not a Member and who the Vice President deterrnines is an Eligible Employee shall, following the approval of his Membership by the Vice President, be admitted to Membership, effective as of the Entry Date coinciding with or immediately following the date on which his Service commences or he becomes an Eligible Employee (as determined by the Vice President), whichever is later. No Eligible Employee or any other person shall be admitted to Membership without the approval of the Vice President.

ARTICLE IV – REQUIREMENTS FOR BENEFITS

4.01 Normal Retirement Pension.

A Member shall be entitled to a Normal Retirement Pension if his employment with both his Employer and the PepsiCo Organization terminates on his Normal Retirement Age. The Member’s Annuity Starting Date shall be the first day of the month coincident with or immediately following the day the Member terminates employment with both his Employer and the PepsiCo Organization. The Member’s Pension shall be paid in the normal form of payment applicable to the Member under Section 5.02 unless the Member elects an optional form of payment under Section 5.03. The Member’s Pension shall be calculated in accordance with Table A.

4.02 Early Retirement Pension.

A Member shall be entitled to an Early Retirement Pension if his employment with both his Employer and the PepsiCo Organization terminates on or after age 55 but before his Normal Retirement Age, and after he has completed 10 or more years of Service. The Member’s Annuity Starting Date ordinarily shall be his Normal Retirement Date. The Member may, however, by filing a written election with the Vice President, direct that his Annuity Starting Date shall be the first day of any month after the Member terminates employment with both his Employer and the PepsiCo Organization but before the Member’s Normal Retirement Date. The amount of such Pension shall be computed in accordance with Table A as if the Member retired at his Normal Retirement Date, but on the basis of the Member’s Highest Average Monthly Salary (as defined in Table A) and Pensionable Service as of his employment termination date; provided, however, that, in the case of a Member electing to receive his Pension prior to attaining his Normal Retirement Date, the amount of his Pension shall be reduced by 4/12 of 1 percent for each month by which the day on which the Pension commences precedes the date on which the Member would have attained age 62.

4.03 Special Early Retirement Pension.

A Member may be entitled to receive a Special Early Retirement Pension if his employment with both his Employer and the PepsiCo Organization terminates on or after age 50 but before age 55 and after completion of not less than 10 years of Service and only if such Special Early Retirement Pension payments have been authorized by the Vice President. The Annuity Starting Date of such Special Early Retirement Pension shall be the first day of the month after the Vice President authorizes such Special Early Retirement Pension. The amount of such Pension shall be computed in accordance with Table A, as if the Member retired at his Normal Retirement Date, but on the basis of the Member’s Highest Average Monthly Salary (as defined in Table A) and Pensionable Service as of his employment termination date; provided, however, that the amount of such Member’s Pension so determined shall be reduced by 4/12 of 1 percent for each month by which the day on which the Pension commences precedes the date on which the Member would have attained age 62.

4.04	Deferred Vested Pension.

(a) This Section 4.04 applies to a Member who terminates employment with both his Employer and the PepsiCo Organization before becoming eligible for a Normal Retirement Pension, Early Retirement Pension or Special Early Retirement Pension.

(b) A Member described in (a) above who has met one of the requirement to be vested in Sections 4.06 and 4.07 shall be entitled to receive a Pension (hereinafter referred to as a “Deferred Vested Pension”). The amount of such Deferred Vested Pension shall be determined in accordance with Table A; provided, however, that in the case of a Member who remains in the employment of the PepsiCo Organization or any Employer after ceasing to be an Active Member, the amount of such Member’s Deferred Vested Pension shall be determined in accordance with Table A by reference to (i) the Member’s Highest Average Monthly Salary at the date the Member terminates employment with both his Employer and the PepsiCo Organization (but only to the extent permitted under Sections 9.13 and 9.14), and (ii) the Member’s Pensionable Service as of his termination of employment date.

(c) A Member’s Deferred Vested Pension shall commence at the later of (i) the Member’s termination of employment with both his Employer and the PepsiCo Organization, or (ii) the Member’s Normal Retirement Date. However, a Member may elect, by filing a written election with the Vice President to have his Deferred Vested Pension commence as of the first day of any month after the date he attains age 55 (or the date of his termination of employment with both his Employer and the PepsiCo Organization, if later). In the case of a Member electing to receive his Deferred Vested Pension prior to attaining his Normal Retirement Date, the amount of his Pension shall be reduced in accordance with the reduction factors applicable to early commencement of a “Vested Pension” under the PepsiCo Salaried Plan, not the percentage factors which apply to an Early and Special Early Retirement Pension as described in Sections 4.02 and 4.03.

(d) If Member becomes entitled to a Deferred Vested Pension under subsection (a) above and once again becomes an Eligible Employee, he shall be re-admitted to Active Membership in accordance with the provisions of Article III. His Service and Pensionable Service from his earlier period as an Active Member shall be aggregated with his subsequent period of Service and Pensionable Service for purposes of calculating his Pension upon his later retirement or other termination of employment with both his Employer and the PepsiCo Organization, but only if his Pension with respect to his earlier period of Pensionable Service was not previously cashed out under Section 5.05.

4.05 Late Retirement Pension.

A Member who continues employment with the PepsiCo Organization or any Employer after his Normal Retirement Age shall be entitled to a Late Retirement Pension. The Member’s Annuity Starting Date shall be the first day of the month coincident with or immediately following the day the Member terminates employment with both his Employer and the PepsiCo Organization. The Member shall be credited with his Salary and Pensionable Service after his Normal Retirement Date, unless otherwise prospectively determined by the Vice President.

4.06 Vesting.

Subject to Section 9.14 and to Table A (I)(c), a Member shall be fully vested in, and have a nonforfeitable right to, his Pension upon completing 5 years of Service, or if earlier, upon the death or disability of the Member while employed by the Employer or PepsiCo Organization. The determination of whether a Member has become disabled for this purpose shall be made by the Vice President in accordance with such standards that the Vice President deems to be appropriate as of the time in question.

4.07 Special Vesting for Approved Transfers and Status Changes.

(a) Automatic Special Vesting for Approved Transfers. Notwithstanding Section 4.06 above, in the case of an Active Member who will have an Approved Transfer during a Plan Year, the Active Member shall automatically have special vesting apply as of the last business day before the earlier of—(a) the Active Member’s Approved Transfer, or (b) the day the Active Member would become a U.S. Person in connection with the Approved Transfer.

(b) Special Vesting for Status Changes. Also notwithstanding Section 4.06 above, in the case of an Active Member who will have a Status Change, the Active Member may request that the Vice President apply special vesting to him as of the last business day before the Active Member’s Status Change. In order for special vesting related to a Status Change to be valid and effective under the DB Program, the Active Member’s request and the Vice President’s approval of the request must both be completely final and in place prior to the date that the special vesting applies.

The effect of special vesting applying to a Member in accordance with either subsection (a) or (b) above is that the Member will become vested, to the same extent as could apply under Section 4.06 if the Member vested under that Section, as of the date that the special vesting applies.

4.08 Accruals After Benefit Commencement.

This section applies to a Member who earns Service and Pensionable Service for a period that is after his Annuity Starting Date under the preceding Sections of this Article IV (other than an Annuity Starting Date related to a cashout distribution under Section 5.05). Any prior benefits that have been suspended, and any additional benefits accrued by Member after his prior benefit commencement, shall be paid at his subsequent Annuity Starting Date. The suspension or continuation of a Member’s prior benefits, any adjustments to the Member’s benefits that are payable upon his subsequent Annuity Starting Date, and the election of a time and form of payment for benefits payable at the subsequent Annuity Starting Date, shall be subject to rules established by the Vice President for this purpose. Such rules shall be based upon the PepsiCo Salaried Plan’s rules for benefits accrued after the benefit commencement date of a participant in that plan, unless the Vice President determines that a modification of those rules is appropriate.

ARTICLE V – DISTRIBUTION OPTIONS

5.01 Distribution Options.

(a) Section 5.02 sets forth the normal forms of payment for married and unmarried Members. For purposes of Section 5.02, a Member is considered married if he is married on his Annuity Starting Date.

(b) Section 5.03 sets forth the optional forms of payment that may be available to married and unmarried Members who elect not to receive benefits in the normal form. For purposes of Section 5.03, a Member will also be considered married if he is married on the date he elects an optional form of payment.

(c) A distribution is only available under this Article V to the extent a Member has met the requirements for benefits under Article IV.

5.02 Normal Forms of Payment.

(a) Single Life Annuity for Unmarried Members: An unmarried Member shall be paid his Pension in the form of a Single Life Annuity unless he elects otherwise in accordance with Section 5.03. The Single Life Annuity provides monthly payments beginning at the Member’s Annuity Starting Date and ending with the last monthly payment due prior to the Member’s death.

(b) 50 Percent Survivor Annuity for Married Members: A married Member shall be paid his Pension in the form of a 50 Percent Survivor Annuity, as described herein, unless he elects otherwise in accordance with Section 5.03. The 50 Percent Survivor Annuity provides reduced monthly payments beginning at the Member’s Annuity Starting Date and ending with the last monthly payment due prior to the Member’s death, with a 50 percent contingent survivor annuity for the benefit of his Eligible Spouse beginning on the first day of the month following the Member’s death and ending with the last monthly payment due prior to the death of the Eligible Spouse. Subject to Section 5.03(g), the amount of the Member’s Pension, determined in accordance with Table A, shall be reduced by 10 percent. In the case of a Member who became entitled to a Pension under Section IV of the Plan, as in effect prior to January 1, 1990, the Member’s Pension accrued as of such date shall not be subject to this reduction to the extent provided under the Plan’s terms as of such date.

5.03 Optional Forms of Payment.

(a) Optional Forms Available to Married Members: A married Member who elects not to receive benefits in the normal form may receive his Pension in the form of the Single Life Annuity described in Section 5.02(a) above or the 75 Percent Survivor Annuity described in (b)(2) below, regardless of whether he is eligible for the optional forms of payment described in (b), (c) and (d) below.

(b) Survivor Options: A married or unmarried Member who elects not to receive benefits in the normal form may elect to receive payment of his Pension in accordance with one of the survivor options listed below. Such election shall be made on such form and during such period prior to commencement of the Member’s Pension as may be required by the Vice President. The Member also may designate, prior to commencement, a Dependant to receive the survivor portion of his elected survivor option on such form as may be required by the Vice President; provided, however, that (1) the approval of the Vice President shall be necessary if the Member designates a Dependant other than the Member’s Eligible Spouse; and (2) if a married Member elects an option described in this subsection (b) and names a Dependant other than his Eligible Spouse, he must submit written evidence of the Eligible Spouse’s consent to such option and designation of a Dependant. A Member may not change his form of benefit or Dependant after his Pension has commenced.

(1) 100 Percent Survivor Option: The Member shall receive a reduced Pension payable for his life and payments in the same reduced amount shall continue after the Member’s death to his Dependant for life. Subject to subsection (f) below, the amount of the Member’s reduced Pension is determined by reducing the amount of the Member’s Single Life Annuity benefit, determined in accordance with Table A, by 20 percent. In the case of a Member who became entitled to a Pension under the Plan as in effect prior to January 1, 1990, the above Pension reduction may be subject to a subsidy, as determined by the Vice President.

(2) 75 Percent Survivor Option: The Member shall receive a reduced Pension payable for his life and payments in the amount of 75 percent of such reduced Pension shall continue after the Member’s death to his Dependant for life. Subject to subsection (f) below, the amount of the Member’s reduced Pension is determined by reducing the amount of the Member’s Single Life Annuity benefit, determined in accordance with Table A, by 15 percent. In the case of a Member who became entitled to a Pension under the Plan as in effect prior to January 1, 1990, the above Pension reduction may be subject to a subsidy, as determined by the Vice President.

(3) 50 Percent Survivor Option: The Member shall receive a reduced Pension payable for his life and payments in the amount of 50 percent of such reduced Pension shall continue after the Member’s death to his Dependant for life. Subject to subsection (f) below, the amount of the Member’s reduced Pension is determined by reducing the amount of the Member’s Single Life Annuity benefit, determined in accordance with Table A, by 10 percent. In the case of a Member who became entitled to a Pension under the Plan as in effect prior to January 1, 1990, his Pension shall not be subject to this reduction.

(4) Ten-Year Certain and Life Option: Subject to Section 5.04, a Member may elect to receive a reduced Pension payable monthly for his lifetime but for not less than 120 months. If the Member dies before 120 payments have been made, the monthly Pension amount shall be paid for the remainder of the 120-month period to the Member’s primary Dependant (if the primary Dependant has predeceased the Member, to the Member’s contingent Dependant; and if there is no contingent Dependant, to the Member’s estate). If post-death payments commence to a Member’s primary or contingent Dependant and such Dependant dies before all remaining payments due have been made, then the remaining payments shall be paid to such Dependant’s estate. Effective as of the Restatement Date, the Member’s Dependant or estate (as applicable) may elect by following the procedures set forth by the Vice President for this purpose, instead to receive a single lump sum payment that is the actuarial equivalent of the remaining payments due to such Dependant or estate (but computed without reduction for mortality), determined as of the date on which the lump sum payment is processed by the Vice President. The amount of the Member’s reduced Pension is determined by reducing the Member’s Single Life Annuity benefit, determined in accordance with Table A, by 5 percent.

(c) Lump Sum Payment: Subject to Section 5.04, a Member who elects not to receive benefits in the normal form may elect to receive payment of his Pension in the form of a single lump sum payment. The amount of the single lump sum payment shall be the actuarial equivalent of the Single Life Annuity, determined in accordance with Table A, utilizing the lump sum equivalent factors applicable to lump sum distributions under the PepsiCo Salaried Plan, calculated as of the date payments would have commenced under the normal form of benefit or other optional benefit. The lump sum payment shall be made in one taxable year of the Member and shall be paid as soon as practicable after the date specified by the Member in his written election. Effective for lump sum payments due to be paid on or after the Restatement Date, interest will be added to late lump sum payments in accordance with the administrative practices of the PepsiCo Salaried Plan. No interest shall be payable on such sum during any such deferred period specified by the Member.

(d) Combination Lump Sum/Monthly Benefit: Subject to Section 5.04, a married or unmarried Member who elects not to receive his Pension in the normal form may elect to receive payment of his Pension in the form of a combination lump sum/monthly benefit option. If elected, the Member shall receive a portion of his benefit in the form of a lump sum payment, and the remaining portion in the form of one of the monthly benefits described in Sections 5.02 and 5.03. The benefit shall be divided between the two forms of payment based on the whole number percentages designated by the Member on a form provided for this purpose. To be effective, the two percentages designated by the Member must add to 100 percent.

(1) The amount of the benefit paid in the form of a lump sum is determined by multiplying: (A) the amount determined under Section 5.03(c) by (B) the percentage that the Member has designated for receipt in the form of a lump sum.

(2) The amount of the benefit paid in the form of a monthly benefit is determined by multiplying: (A) the amount of the monthly benefit elected by the Member, determined in accordance with Sections 5.03(a) or (b), by (B) the percentage that the Member has designated for receipt in the form of a monthly benefit.

(e) Death Prior to Pension Becoming Payable: If a Member who is entitled to an immediate Pension under Article IV elects an optional form of payment under this Section 5.03, if such election meets all requirements to be effective (other than the Member’s survival, but including the time for making the election and any necessary Eligible Spouse’s consent), and thereafter the Member dies after leaving employment but before such Pension becomes payable, then on the first day of the month next following his death such optional form of payment shall be deemed to be in effect. Such deemed effectiveness may only apply once and only to the initial election made by a Member (except as permitted by a decision of the Vice President that is made prior to the Member’s submission of a subsequent purported election). Notwithstanding the foregoing, in the case of the option under Section 5.03(b), if the Member’s specified Dependant has died or shall die before the date on which the first installment of the Member’s Pension was prospectively payable in accordance with the optional form of payment elected by the Member, the Member’s election of such optional form shall not be given effect.

(f) Reduction for Certain Younger Dependants: Notwithstanding the reduction factors specified in Sections 5.02(b) and 5.03, a Member electing a form of payment that includes a survivor option shall have his Pension reduced in accordance with this subsection (f) in the event the Dependant under such survivor option is more than 10 years younger than the Member.

(1) Not More than 20 Years Younger: In the event the Dependant is more than 10 years younger than the Member, but not more than 20 years younger, the percentage reduction that otherwise would apply shall be increased by 5 percentage points.

(2) More than 20 Years Younger: In the event the Dependant is more than 20 years younger than the Member, the 5 percentage point increase in the reduction provided in (1) above shall be further increased by an additional 0.2 percent for each full year over 20.

5.04 Applicability of Certain Options.

Notwithstanding the preceding provisions of this Article V, the availability of certain distribution options shall be restricted in accordance with the terms of this Section 5.04.

(a) Pre-1990 Distributions: The form of payment described in Section 5.03(d) above shall not be available unless the Member’s Annuity Starting Date is after 1989.

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(b) Deferred Vested Pensions: Deferred Vested Pensions under Section 4.04 shall be eligible for payment only under the Single Life Annuity, the 50 Percent Survivor Option or the 75 Percent Survivor Option.

(c) Simplified Actuarial Factors: In the case of a Member who became entitled to a Pension prior to January 1, 1990, the actuarial equivalencies described in the preceding provisions of this Article V shall be adjusted as provided by the Vice President from time to time to reflect the value of any subsidized survivor benefit to which the Member is entitled under the last sentence of Section 5.02(b) (regarding the availability on favorable terms of the survivor benefit described in Section 5.02(b)).

5.05 Cashout of Small Benefits.

Where the total Pension payable to any person under the DB Program is, in the opinion of the Vice President, of an amount that is relatively trivial (when considered by itself or in relation to the potential administrative burden of continuing to keep track of such Pension under the DB Program), he may commute the whole of such Pension to a lump sum payable following (i) the relevant Member’s termination of employment from both his Employer and the PepsiCo Organization, or (ii) a Member’s transfer within the PepsiCo Organization that results in the Member ceasing to actively accrue all benefits under the DB Program, on a date determined in the discretion of the Vice President, without the consent of the Member.

5.06 Designation of Dependant.

A Member who has elected to receive all or part of his pension in a form of payment that includes a survivor option shall designate a Dependant who will be entitled to any amounts payable on his death. A Member shall have the right to change or revoke his Dependant designation at any time prior to the effective date of his election. If the Member is married at the time he designates a Dependant, any designation under this section of a Dependant who is not the Member’s Eligible Spouse shall require the written consent of the Member’s Eligible Spouse. A revocation of a Dependant does not require consent by the Member’s Eligible Spouse. The designation of any Dependant, and any change or revocation thereof, and any written consent of a Member’s Eligible Spouse required by this Section shall be made in accordance with rules adopted by the Vice President, shall be made in writing on forms provided by the Vice President, and shall not be effective unless and until filed with the Vice President. In the case of the survivor option described in Section 5.03(b)(4), the following shall apply: (i) the Member shall be entitled to name both a primary Dependant and a contingent Dependant, and (ii) if no Dependant is properly designated, then a Member’s election of such option will not be given effect.

ARTICLE VI – DEATH BENEFITS

The surviving Eligible Spouse of a Member who dies shall be entitled to certain survivor benefits if the requirements of this Article VI are satisfied. The amount of any such benefit shall be determined in accordance with Section II of Table A.

6.01 Active and Retirement-Eligible Members.

In the event of the death of a married Active Member or a married Member in Service after his Normal Retirement Date, who had at his death completed at least 5 years of Service, or of a Member entitled to an Early Retirement Pension under Section 4.02 or a Special Early Retirement Pension under Section 4.03, and who is not entitled at the time of his death to the protection provided by Section 5.03(e), there shall be a Pre-Retirement Spouse’s Pension payable to the Member’s surviving Eligible Spouse, if any, calculated in accordance with the provisions of Section II of Table A.

6.02 Deferred Vested Members.

In the event of the death of a married Member who is entitled to a Deferred Vested Pension under Section 4.04 and who is not entitled at the time of his death to the protections provided by Section 5.03(e), there shall be payable a Pre-Retirement Spouse’s Pension, which shall be calculated based on the Member’s Salary and Pensionable Service at the time of the Member’s termination of employment date. The benefit shall be calculated as if the Member lived until the earliest date the Member’s vested benefit could have started, after having elected to start his benefit at that time in the form of a 50 Percent Survivor Annuity, and died that same day.

Coverage for this Pre-Retirement Spouse’s Pension shall be paid for with a reduction to the monthly benefit otherwise payable to the Member. The reduction charged to the Member’s benefit shall be calculated in accordance with the methodology, and based on the same factors, provided for under the PepsiCo Salaried Plan, as in effect from time to time. The Member may only waive this Pre-Retirement Spouse’s Pension coverage with the approval of the Vice President.

6.03 Form and Time of Payment of Death Benefits.

(a) Form of Payment: Any Pension payable pursuant to this Article VI shall be payable for the surviving Eligible Spouse’s life only; however, in the case of a Pension payable to a surviving Eligible Spouse where the Member was eligible for a Normal, Early or Special Early Retirement Pension at death, the Eligible Spouse may elect to receive the Pension in the form of a single lump sum payment in lieu of the annuity payment.

(b) Time of Payment: Subject to Section 6.04, any Pension payable to the Eligible Spouse under this Article VI shall commence on the first day of the month coinciding with or next following the Member’s death, or if later, the date on which the

Member would have attained age 55. In the event a Pension payable to a Member’s Eligible Spouse commences before the Member would have reached Normal Retirement Age, the benefit will be reduced as set forth in Section 4.02,4.03 or 4.04, as applicable based on the Pension to which the Member was entitled, to reflect early commencement.

6.04 Disposition of Death Benefits.

Any benefit expressed to be subject to disposition in accordance with the provision of this Article VI shall be held by the Vice President with power to pay or apply the same to or for the benefit of such one or more of the Member’s Dependants, as the Vice President shall think fit and if more than one in such shares as they shall likewise think fit. Notwithstanding any other provision of the DC Program, the Vice President may direct that such benefit shall commence or be paid in a lump sum as soon as practicable after the Member’s date of death.

ARTICLE VII – ADMINISTRATION

7.01 Authority to Administer Plan.

(a) Administration by the Vice President: The Plan shall be administered by the Vice President, who shall have the authority to interpret the Plan and issue such regulations as he deems appropriate. All actions by the Vice President hereunder may be taken in his sole discretion, and all interpretations, determinations and regulations made or issued by the Vice President shall be final and binding on all persons and parties concerned.

(b) Authority to Delegate: The Vice President may delegate any of his responsibilities under the Plan to other persons or entities, or designate or employ other persons to carry out any of his duties, responsibilities or other functions under the Plan. Any reference in the Plan to an action by the Vice President shall, to the extent applicable, refer to such action by the Vice President’s delegate or other designated person.

7.02 Facility of Payment.

Whenever, in the opinion of the Vice President, a person entitled to receive any payment of a benefit or installment thereof hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Vice President may direct that payments from the Plan be made to such person’s legal representative for his benefit, or that the payment be applied for the benefit of such person in such manner as the Vice President considers advisable. Any payment of a benefit or installment thereof in accordance with the provisions of this section shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.

7.03 Claims Procedure.

The Vice President shall have the exclusive discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and his decisions on such matters are final and conclusive. As a result, benefits under this Plan will be paid only if the Vice President decides in his discretion that the person claiming such benefits is entitled to them. This discretionary authority is intended to be absolute, and in any case where the extent of this discretion is in question, the Vice President is to be accorded the maximum discretion possible. Any exercise of this discretionary authority shall be reviewed by a court, arbitrator or other tribunal under the arbitrary and capricious standard (i.e., the abuse of discretion standard). If, pursuant to this discretionary authority, an assertion of any right to a benefit by or on behalf of a Member or Dependant (a “claimant”) is wholly or partially denied, the Vice President, or a party designated by the Vice President, will provide such claimant within the 90-day period following the receipt of the claim by the Vice President, a comprehensible written notice setting forth:

(1) The specific reason or reasons for such denial;

(2) Specific reference to pertinent Plan provisions on which the denial is based;

(3) A description of any additional material or information necessary for the claimant to submit to perfect the claim and an explanation of why such material or information is necessary, and

(4) A description of the Plan’s claim review procedure (including the time limits applicable to such process).

If the Vice President determines that special circumstances require an extension of time for processing the claim he may extend the response period from 90 to 180 days. If this occurs, the Vice President will notify the claimant before the end of the initial 90-day period, indicating the special circumstances requiring the extension and the date by which the Vice President expects to make the final decision. Upon review, the Vice President shall provide the claimant a full and fair review of the claim, including the opportunity to submit to the Vice President comments, document, records and other information relevant to the claim and the Vice President’s review shall take into account such comments, documents, records and information regardless of whether it was submitted or considered at the initial determination. The decision on review will be made within 60 days after receipt of the request for review, unless circumstances warrant an extension of time not to exceed an additional 60 days. If this occurs, notice of the extension will be furnished to the claimant before the end of the initial 60-day period, indicating the special circumstances requiring the extension and the date by which the Vice President expects to make the final decision. The final decision shall be in writing and drafted in a manner calculated to be understood by the claimant; include specific reasons for the decision with references to the specific Plan provisions on which the decision is based; and provide that the claimant is entitled to receive, upon request and free of charge, copies of, all documents, records, and other information relevant to his or her claim for benefits.

Any claim under the Plan that is reviewed by a court, arbitrator or any other tribunal shall be reviewed solely on the basis of the record before the Vice President at the time it made its determination. In addition, any such review shall be conditioned on the claimant’s having fully exhausted all rights under this section.

7.04 Limitations on Actions.

Effective for claims and actions filed on or after January 1, 2011, any claim filed under Article VII and any action filed in any court or other tribunal by or on behalf of a former or current Employee, Member, Dependant or any other individual, person or entity (collectively, a “Petitioner”) for the alleged wrongful denial of Plan benefits must be brought within two years of the date the Petitioner’s cause of action first accrues. For purposes of this subsection, a cause of action with respect to a Petitioner’s benefits under the Plan shall be deemed to accrue not later than earlier of (i) when the Petitioner has received the calculation of the benefits that are the subject of the claim or legal action; (ii) the date identified to the Petitioner by the Vice President on which payments shall commence; or (ii) when he has actual or constructive knowledge of the facts that are the basis of his claim. Failure to bring any such claim or cause of action within this two-year time frame shall preclude a Petitioner, or any representative of the Petitioner, from filing the claim or cause of action. Correspondence or other communications following the mandatory appeals process described above shall have no effect on this two-year time frame.

7.05 Restriction of Venue.

Any claim or action filed in court or any other tribunal in connection with the Plan by or on behalf of a Petitioner shall only be brought or filed in the state or federal courts of New York, specifically the state or federal court, whichever applies, located nearest the Corporation’s headquarters, effective for claims and actions filed on or after January 1, 2011, or effective for claims filed pursuant to Section 7.03 on or after January 1, 2011 in the case of claims or actions that seek review of a claim filed pursuant to Section 7.03.

7.06 Effect of Specific References.

Specific references in the Plan to the Vice President’s discretion shall create no inference that the Vice President’s discretion in any other respect, or in connection with any other provision, is less complete or broad.

ARTICLE VIII – AMENDMENT AND TERMINATION

8.01 Continuation of the Plan.

While the Corporation intends to continue the Plan indefinitely, it assumes no contractual obligation as to its continuance. The Corporation hereby reserves the right, in its sole discretion, to amend, terminate, or partially terminate the Plan at any time provided, however, that no such amendment or termination shall adversely affect the amount of benefit to which a Member or his Dependant is entitled under the Plan on the date of such amendment or termination, unless the Member becomes entitled to an amount equal to such benefit under another plan or practice adopted by the Corporation. Specific forms of payment are not protected under the preceding sentence.

8.02 Amendment.

The Corporation may, in its sole discretion, make any amendment or amendments to the Plan from time to time, with or without retroactive effect, subject to Section 8.01. An Employer (other than the Corporation) shall not have the right to amend the Plan.

8.03 Termination.

The Corporation may terminate the Plan, either as to its participation or as to the participation of one or more Employers. If the Plan is terminated with respect to fewer than all of the Employers, the Plan shall continue in effect for the benefit of the employees of the remaining Employers.

ARTICLE IX – MISCELLANEOUS

9.01 Unfunded Plan.

The Employers’ obligations under the Plan shall not be funded, but shall constitute liabilities by the Employer payable when due out of the Employer’s general funds. To the extent a Member or any other person acquires a right to receive benefits under this Plan, such right shall be no greater than the rights of any unsecured general creditor of the Employer.

9.02 Costs of the Plan.

Unless otherwise agreed by the Corporation, all costs, charges and expenses of or incidental to the administration and management of the Plan shall be the costs, charges and expenses of the Employers and shall be paid by each Employer based on the proportion of Members who are employed by such Employer as compared to the total number of Members at the time the cost or expense is incurred.

9.03 Temporary Absence of Member.

If a Member is absent from duty by reason other than death, discharge, retirement or quitting (e.g., sickness, accident, layoff, vacation), he shall be deemed to have terminated employment on the date that is 12 months after the date on which he is absent, unless the Vice President determines otherwise. If the Member’s absence from duty is by reason of his service as a full-time member of the armed forces of any country or of any organization engaged in national service of any such country, he shall not be deemed to have terminated employment so long as he is regarded by the Employer as remaining in employment or until he shall resign permanently from employment, whichever shall first occur.

9.04 Taxes, Etc.

In the event any tax or assessment or other duty is determined by the Vice President to be owing in respect of any benefit payable from the Plan, the Plan shall be entitled to withhold an amount not exceeding the amount of any such tax or assessment or other duty from the benefit payable and shall apply the same in satisfaction of said tax or assessment or other duty.

9.05 Nonguarantee of Employment.

Nothing in the Plan shall be construed as a contract of employment between an Employer and any of its employees, or as a right of any such employee to continue in the employment of the Employer, or as a limitation of the right of an Employer to discharge any of its employees, with or without cause.

9.06 No Right to Benefits.

No person, whether or not being a Member, shall have any claim, right or interest under the Plan except as provided by the terms of the Plan. In the event of a Member’s termination of employment by an Employer, the resulting cessation of his Active Membership shall not be grounds for any damages or any increase in damages in any action brought against the Employer or any member of the PepsiCo Organization with respect to such termination.

9.07 Charges on Benefits.

All benefits in respect of a Member under the Plan shall stand charged with and be subject to deductions therefrom of all sums in respect of losses to a member of the PepsiCo Organization or Employer or otherwise caused by misdemeanor of the Member and on production by the member of the PepsiCo Organization or Employer of proof satisfactory to the Vice President that any such loss ought to be made good by a Member. The relevant amount shall be deductible from the Member’s benefits and be payable to the Employer or member of the PepsiCo Organization whose receipt shall be a valid discharge for the same.

9.08 Termination for Cause; Prohibited Misconduct.

(a) Notwithstanding any other provision of this Plan to the contrary, if the Vice President determines that a Member has been terminated for cause or engaged in Prohibited Misconduct at any time prior to the second anniversary of the date his or her employment with the PepsiCo Organization terminates, the Member shall forfeit his Pension (whether paid previously, being paid currently or payable in the future), and his or her Pension shall be adjusted to reflect such forfeiture and any previously paid Pension payments shall be recovered. As a condition to Membership in this Plan, each Member agrees to this, and each Member agrees to repay PepsiCo the amounts it seeks to recover under this Section 9.08.

(b) Any of the following activities engaged in, directly or indirectly, by a Member shall constitute Prohibited Misconduct:

(1) The Member accepting any employment, assignment, position or responsibility, or acquiring any ownership interest, which involves the Member’s “Participation” (as defined below) in a business entity that markets, sells, distributes or produces “Covered Products” (as defined below), unless such business entity makes retail sales or consumes Covered Products without in any way competing with the PepsiCo Organization.

(2) The Member, directly or indirectly (including through someone else acting on the Member’s recommendation, suggestion, identification or advice), soliciting any PepsiCo Organization employee to leave the PepsiCo Organization’s employment or to accept any position with any other entity.

(3) The Member using or disclosing to anyone any confidential information regarding the PepsiCo Organization other than as necessary in his or her position with the PepsiCo Organization. Such confidential information shall include all non-public information the Member acquired as a result of his or her positions with the PepsiCo Organization which might be of any value to a competitor of the PepsiCo Organization, or which might cause any economic loss or substantial embarrassment to the PepsiCo Organization or its customers, bottlers, distributors or suppliers if used or disclosed. Examples of such confidential information include non-public information about the PepsiCo Organization’s customers, suppliers, distributors and potential acquisition targets; its business operations and structure; its product lines, formulas and pricing; its processes, machines and inventions; its research and know-how; its financial data; and its plans and strategies.

(4) The Member engaging in any acts that are considered to be contrary to the PepsiCo Organization’s best interests, including violating the Corporation’s Code of Conduct, engaging in unlawful trading in the securities of the Corporation or of any other company based on information gained as a result of his or her employment with the PepsiCo Organization, or engaging in any other activity which constitutes gross misconduct.

(5) The Member engaging in any activity that constitutes fraud.

For purposes of this subsection, “Participation” shall be construed broadly to include: (i) serving as a director, officer, employee, consultant or contractor with respect to such a business entity; (ii) providing input, advice, guidance or suggestions to such a business entity; or (iii) providing a recommendation or testimonial on behalf of such a business entity or one or more products it produces. For purposes of this subsection, “Covered Products” shall mean any product that falls into one or more of the following categories, so long as the PepsiCo Organization is producing, marketing, selling or licensing such product anywhere in the world—beverages, including without limitation carbonated soft drinks, tea, water, juice drinks, sports drinks, coffee drinks and value-added dairy drinks; juices and juice products; snacks, including salty snacks, sweet snacks meat snacks, granola and cereal bars, and cookies; hot cereals; pancake mixes; value-added rice products; pancake syrups; value-added pasta products; ready-to-eat cereals; dry pasta products; or any product or service that the Member had reason to know was under development by the PepsiCo Organization during the Member’s employment with the PepsiCo Organization.

9.09 Notices.

Any notice which under the Plan is required to be given to or served upon the Plan shall be deemed to be sufficiently given to or served upon the Plan if it is in writing and delivered to the Vice President. In any case where under the Plan any notice shall be required to be given to Members, it shall be sufficient if such notice is delivered to the Member’s last known address on file in the records of the Employer or delivered to the Member pursuant to any other method (e.g., electronically) that the Vice President determines is reasonably available to the Member.

9.10 Plan Documentation.

Every Member shall on demand be entitled to a copy of the governing legal document for the DB Program.

9.11 Currency of Payment.

Payment of benefits under the Plan shall be made in United States dollars, or other “eligible currency,” as approved by the Vice President. For both annuity and lump sum payments, the amount otherwise payable in United States dollars would be converted to the selected currency using the exchange rate, based on the methodology approved by the Vice President from time to time.

9.12 Governing Law.

The Plan shall in all respects be governed by and interpreted according to the laws of the State of New York.

9.13 Exemption from ERISA.

The Plan is intended to be exempt from the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as a plan maintained outside of the United States primarily for the benefit of persons substantially all of whom are nonresident aliens of the United States. In order to preserve this exemption from ERISA, both Active Membership in the Plan and the opportunity to increase Highest Average Monthly Earnings after ceasing to be an Active Member, in accordance with Section 4.04(b), shall be limited to individuals who are nonresident aliens of the United States and whose assigned work locations are outside the United States, and it is intended that all permanent records and documentation relating to the administration of the Plan shall be kept at a location that is outside of the United States.

9.14 Exemption from Section 409A.

In order to permit this Plan to be completely exempt from United States Internal Revenue Code section 409A, effective January 1, 2005, this Plan shall be subject to the special operating rules and limitations in this Section 9.14. It is the intent of the Plan that no Member who is a U.S. Person may in any way have their benefit from the Plan vest, increase or in any way be enhanced (collectively, a “Benefit Enhancement”) as a result of their compensation or service while a U.S. Person. Accordingly, no Member shall become entitled to a Benefit Enhancement with respect to a calendar year until it is determined, following the close of such year, that the Member was not a U.S. Person with respect to such year. Notwithstanding the preceding sentence, in the calendar year a Member’s benefit under this Plan is scheduled to commence, the Vice President may authorize a Benefit Enhancement for the calendar year of benefit commencement to the extent the Vice President determines satisfactorily that the Member will not be a U.S. Person for such year. In other cases, the Member’s benefit will commence under this Plan without any Benefit Enhancement related to the calendar year of commencement, and appropriate adjustments will be made to the Member’s benefit in the following year if it is determined that the Member was not a U.S. Person in such calendar year of commencement.

ARTICLE X - SIGNATURE

This Plan is hereby adopted this 16th day of December, 2010, to be effective as of January 1, 2010.

PEPSICO, INC.

By:	/s/ Cynthia M. Trudell
Cynthia M. Trudell
Senior Vice President, Human Resources
Chief Personnel Officer

APPROVED:

By:	/s/ Stacy L. DeWalt
Stacy L. DeWalt
Employee Benefits Counsel
Law Department

TABLE A – CALCULATION OF PENSIONS

This section sets forth the formulas for calculating the Pension payable to a Member under Article IV or the Death Benefit payable to a Member’s Eligible Spouse under Article VI. Any benefits accrued under the DB Program by a Member while a part-time employee, following such Member’s designation by the Vice President as an Eligible Employee pursuant to the last sentence of Section 2.01(g), shall be prorated as determined by the Vice President to reflect the approximate ratio of the Member’s level of services during such part-time status to the level required for full-time status at the Member’s work location.

(I) Member’s Pension

(a) The Pension payable (as a Single Life Annuity benefit) on retirement at Normal Retirement Date for Members who became members of the Plan before January 1, 1976 shall be the larger of the Pension calculated under this paragraph (a) or under paragraph (b) below. The Pension under this paragraph (a) shall be the greater of (1) or (2) below:

(1) 1.5 percent of the Member’s Highest Average Monthly Salary (as hereinafter defined) multiplied by the number of years of Pensionable Service; or

(2) 3 percent of the Member’s Highest Average Monthly Salary, multiplied by the number of years of his Pensionable Service but not exceeding 15 years.

(b) The Pension payable (as a Single Life Annuity benefit) on retirement at Normal Retirement Date (i) for Members who became members of the Plan on or after January 1, 1976, and (ii) for persons (other than those in (i)) who became Members on or after September 1,1980, and (iii) for persons (other than in (i) or (ii)) who became Members after November 12, 1998, shall be the Pension calculated under this paragraph (b). The pension calculated under this paragraph (b) shall be the aggregate of:

(1) For up to the first 10 years of Pensionable Service, the product of (i) 3 percent of the Member’s Highest Average Monthly Salary, multiplied by (ii) the number of years of Pensionable Service, but not exceeding 10 such years; plus

(2) For any years of Pensionable Service in excess of 10, the product of (i) 1 percent of the Member’s Highest Average Monthly Salary, multiplied by (ii) the number of years of Pensionable Service in excess of 10.

(c) At the discretion of the Vice President, the Pension calculated as provided in paragraphs (a) and (b) above shall be reduced by some or all of the following:

(1) All state pension and social security benefits receivable by the Member attributable to Service other than those derived from unmatched and unreimbursed voluntary contributions made by the Member;

(2) The annuity equivalent of a like portion of all capital sum benefits receivable by the Member on or by reason of his retirement either from a state source or from the Employer in consequence of a requirement of local legislation, including, but not limited to, termination indemnities;

(3) Any benefits payable to the Member (or in respect of him) from other retirement benefit plans of the Employers in respect of any period of employment which qualifies as Pensionable Service both under the DB Program and under such other retirement benefit plans of the Employers;

(4) Any other payment made by the Employer at the time of termination of the Member that arises from any severance agreement made between the Employer and Member, for whatsoever reason;

(5) The value (as determined in accordance with methodology approved by the Vice President) of any benefits paid to the Member prior to his retirement from any plan in respect of any period of employment which qualifies as Pensionable Service both under the DB Program and under such other retirement benefit plans of the Employers;

(6) Any deductions, reductions or forfeiture of a Member’s benefits resulting from a Member’s misdemeanor, misconduct or discharge for cause pursuant to Section 9.08 hereof.

No such deduction shall be made in respect of any such benefits as are derived from unmatched and unreimbursed voluntary contributions made by the Member. The value of all such deductions shall be subject to adjustment to reflect the form and timing of payment All deductions set out in this paragraph (c) shall be calculated as of the Member’s termination date and in accordance with methodology approved by the Vice President from time to time.

(d) If the Pension payable to or on behalf of a Member is reduced under paragraph (c) above, an alternative calculation of the Pension for such Member shall apply unless the Vice President determines that the alternative calculation would be unnecessary or impractical or would not serve the purposes of the DB Program. Under this alternative calculation, only the Member’s Pensionable Service under this DB Program, which does not include any employment that is taken into account in determining benefits under paragraph (c)(1)—(5), shall be considered, and the reductions under paragraph (c)(1)—(5) shall be disregarded (however, the reduction under paragraph (c)(6) shall be taken into account). If this alternative calculation applies, the Pension payable under this alternative calculation shall be compared to the Pension payable under paragraphs (a), (b) and (c) above, and whichever provides the greater Pension amount will be payable to or on behalf of the Member, subject to the remaining provisions of this paragraph (d). The alternative calculation set forth in this paragraph (d) is intended to provide a calculation methodology that replicates the effect of the “extended wearaway” calculation methodology, as it is in effect from time to time under the PepsiCo Salaried Plan. Notwithstanding the foregoing terms of this paragraph (d), any benefit increase provided as a result of this paragraph (d) will be limited so that in the judgment of the Vice President it is not in excess of what should be available given the intent described in the preceding sentence.

(e) For purposes of this Table A, “Highest Average Monthly Salary” means one twelfth of the yearly average of the Member’s Salary over any 5 consecutive calendar years of Service in which such Salary was highest (or over such lesser period as the Member has been in Service). For purposes of determining a Member’s Highest Average Monthly Salary, the following shall apply:

(1) A calendar year with no Salary shall be disregarded, and the calendar years preceding and following such calendar year (or years) shall be considered consecutive.

(2) If in a calendar year there is an unpaid authorised leave of absence, or other absence from paid service, that results in less than a complete year of Salary, such calendar year shall be disregarded and the next preceding or succeeding year or years shall be taken into account if it results in a higher average.

(f) In determining the amount of a Deferred Vested Pension for the purposes of Section 4.04, the Pension shall be equal to the greatest of the amounts determined under subsection (1), (2) or (3) below:

(1) The Pension calculated as provided in (b) above, but based on the Pensionable Service the Member would have earned had he remained an Active Member until his Normal Retirement Date (subject to a maximum of 35 years) and Highest Average Monthly Salary as of September 30, 2003, reduced by a fraction, the numerator of which is the Member’s actual years of Pensionable Service prior to October 1, 2003 (subject to a maximum of 35 years) and the denominator of which is the years of Pensionable Service he would have earned had he remained an Active Member until his Normal Retirement Date (subject to a maximum of 35 years).

(2) The aggregate of:

(i) The Pension calculated as provided in (b) above, but based on the Pensionable Service the Member would have earned had he remained an Active Member until his Normal Retirement Date and Highest Average Monthly Salary as of September 30, 2003, reduced by a fraction, the numerator of which is the Member’s actual years of Pensionable Service prior to October 1, 2003 and the denominator of which is the years of Pensionable Service he would have earned had he remained an Active Member until his Normal Retirement Date; and

(ii) The Pension calculated as provided in (b) above, but based on the Pensionable Service the Member would have earned had he remained an Active Member until his Normal Retirement Date and the Highest Average Monthly Salary at the date the Member ceases to be in Service, reduced by a fraction, the numerator of which is the Member’s actual years of Pensionable Service after September 30, 2003 and the denominator of which is the years of Pensionable Service he would have earned had he remained an Active Member until his Normal Retirement Date.

(3) The Pension calculated as provided in (b) above, but based on the Pensionable Service the Member would have earned had he remained an Active Member until his Normal Retirement Date and the Highest Average Monthly Salary at the date the Member ceases to be in Service, reduced by a fraction, the numerator of which is the Member’s actual years of Pensionable Service and the denominator of which is the years of Pensionable Service he would have earned had he remained an Active Member until his Normal Retirement Date.

For Members who became Members of the Plan before January 1, 1976, the Deferred Vested Pension shall be the larger of 1 1/2 percent of the Member’s Highest Average Monthly Salary multiplied by the Member’s number of years of Pensionable Service at termination or the amount determined by the Vice President based on actuarial information provided to the Vice President.

All deductions set out in (c) above that are applicable to a Member entitled to a Deferred Vested Pension shall be calculated as of the time such Member ceases to be in Service and in accordance with methodology approved by the Vice President.

(II) Pre-Retirement Spouse’s Pension

Effective for deaths before July 1, 2010, the Pre-Retirement Spouse’s Pension payable pursuant to the provisions of Section 6.01 shall be equal to 25 percent of the Pension, payable as a Single Life Annuity, to which the Member would have been entitled at his Normal Retirement Date, calculated as in Part I above as if the Member had remained an Active Member until age 65 without change in his Highest Average Monthly Salary. In computing the Member’s Pension for this purpose the Member’s Pension shall be reduced to reflect any benefits which would have been taken into account under Part I above had the Member retired on the date of death, but shall not reduce the Pre-Retirement Spouse’s Pension to reflect commencement prior to the date the Member would have attained Normal Retirement Age. Notwithstanding the preceding provisions of this paragraph, if a Member covered by Section 6.01 dies after the date he would have been entitled to retire early under Section 4.02, the Pre-Retirement Spouse’s Pension payable to such spouse shall not be less than 50 percent of the Pension to which the Member would have been entitled if he had retired on the day preceding his death and shall be reduced in accordance with Section 4.02 if the spouse commences the Pre-Retirement Souse’s Pension prior to the date the Member would have attained age 62.

APPENDIX ERW – EARLY RETIREMENT WINDOWS

ERW.1 Scope.

This Appendix ERW supplements the main portion of the DB Program with respect to the rights and benefits of Covered Employees.

ERW.2 Definitions and Program Specific Rules.

This section provides definitions for the following words or phrases in boldface and underlined. Where they appear in this Appendix ERW with initial capitals they shall have the meaning set forth below. Except as otherwise provided in this Appendix ERW, all defined terms shall have the meaning given to them in Section 2.01 of the DB Program.

(a) Appendix ERW: This Appendix ERW to the DB Program.

(b) Covered Employee: An Active Member who:

(1) Is an Eligible Employee of an Employer at the time his employment is terminated involuntarily pursuant to the Reorganization;

(2)

(i) For purposes of the 2007/2008 Restructuring, has his last day of active employment between the Effective Date and December 31, 2008 (inclusive) and has a Severance Date pursuant to paragraph (1) above that occurs on or after the Effective Date but no later than December 31, 2009; and

(ii) For purposes of the 2008/2009 Restructuring, has his last day of active employment between the Effective Date and August 31, 2009 (inclusive) and has a Severance Date pursuant to paragraph (1) above that occurs on or after the Effective Date but no later than December 26, 2009;

(3) Is entitled to receive enhanced severance pay under the Severance Program as part of the Reorganization, or is entitled to receive severance pay pursuant to an agreement described in (5) below;

(4) Is authorized in writing by the Vice President to receive the benefits under this Appendix ERW; and

(5) Signs, submits and does not revoke a qualifying severance agreement releasing the Corporation and the Associated Companies and each of their employees, agents and affiliates from liability, subject to the Corporation’s determination that (i) such severance agreement meets all substance, form and timing requirements that the Corporation applies and (ii) such severance agreement is entered into under the Severance Program as part of the Reorganization.

Any Active Member who does not meet all of the foregoing requirements is not a “Covered Employee” and is not eligible for the benefits under this Appendix ERW.

(c) Reorganization: The reorganization, plant closing, or other event that triggered the applicable Severance Program.

(d) Severance Date: An Active Member’s final day of employment with the Employer pursuant to the Reorganization.

(e) Severance Program and Effective Date: The Terms Severance Program and Effective Date are defined as follows, separately for each Severance Program:

(1) 2007/2008 Restructuring. For purposes of the 2007/2008 Restructuring, Severance Program means both the “PepsiCo Transition Severance Program for the 2007 Restructuring for Salaried Employees Below Band 1” and the “PepsiCo Transition Severance Program for the Equipment & Service Management Restructuring for Salaried Employees below Band 1” and Effective Date means February 4, 2008 (that is, the first date an Active Member would be able to retire under this paragraph (1)).

(2) 2008/2009 Restructuring. For purposes of the 2008/2009 Restructuring, Severance Program means both the “PepsiCo Transition Severance Program for the 2008/2009 Restructuring for Salaried Employees Below Band I” and the “PepsiCo Transition Severance Program for the 2008/2009 Restructuring for Salaried Employees Band I” and Effective Date means April 3, 2009 (that is, the first date an Active Member would be able to retire under this paragraph (2)).

ERW.3 Special Early Retirement.

Any Covered Employee who meets the eligibility requirements of subsection (a) below shall be treated as eligible for a Special Early Retirement Pension under Section 4.03.

(a) Eligibility requirements: To be eligible under this section, an individual must:

(1) Be a Covered Employee on his Severance Date,

(2) For purposes of the 2007/2008 Restructuring only:

(i) have attained at least age 50 (but not age 55) by his Severance Date, and

(ii) be credited with at least 10 years of Vesting Service as of his Severance Date

(3) For purposes of the 2008/2009 Restructuring only:

(i) have attained at least age 50 (but not age 55) by his “Pension Termination Date” (which means the earlier of the Covered Member’s Severance Date or the date that is 52 weeks after the Covered Member’s last day of active employment pursuant to the Reorganization);

(ii) be credited with at least 10 years of Vesting Service as of his Severance Date. For purposes of determining whether the Covered Member has met the age and service requirements, the Covered Member’s age and years of Vesting Service are rounded up to the nearest whole year,

(iii) not return to employment with an Employer before his Pension Termination Date, and

(iv) not be otherwise eligible for Normal or Early Retirement Pension.

(b) Amount of Reduction: In determining the amount of the Special Early Retirement Pension provided under this Appendix ERW, the 4/12ths of 1 percent per month early commencement reduction of Section 4.03 shall apply. The Special Early Retirement Pension provided under this section is otherwise subject to all the usual limitations set forth in the DB Program.

(c) Non-Duplication of Benefits: For the avoidance of doubt, the Special Early Retirement Pension made available pursuant to this Appendix ERW shall be in lieu of the Special Early Retirement Pension pursuant to Rule 4.03 of the DB Program. Covered Employees shall not be entitled to, and shall not receive, a Special Early Retirement Pension pursuant to Section 4.03 of the DB Program. In addition, the Special Early Retirement Pension under this Appendix ERW shall not be available to any individual who is eligible for special early retirement under the PepsiCo Salaried Plan (or who claims such special early retirement, unless a release of such claim acceptable to the Corporations is provided). By accepting benefits pursuant to this Appendix ERW, a Covered Employee is conclusively presumed to have waived irrevocably any and all right to a Special Early Retirement Pension under Section 4.03 or to special early retirement benefits under the PepsiCo Salaried Plan (or any other plan maintained or contributed to by the Corporation or an Associated Company).

(d) LTIP Awards: Any Covered Employee who is treated as eligible for an Early Retirement Pension pursuant to this Rule ERW shall also be deemed to qualify for “Retirement” for purposes of such Covered Employee’s outstanding stock option and restricted stock unit awards under the PepsiCo Inc. Long-Term Incentive Plan, the PepsiCo, Inc. 2003 Long-Term Incentive Plan, the PepsiCo, Inc. 1994 Long-Term Incentive Plan, the PepsiCo, Inc. 1995 Stock Option Incentive Plan and the PepsiCo SharePower Stock Option Plan.